Exhibit 99.1

     Gulf Island Fabrication, Inc. Reports First Quarter Earnings

    HOUMA, La.--(BUSINESS WIRE)--April 27, 2005--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $3.5 million ($.28 diluted EPS) on revenue of $54.2 million for its first quarter ended March 31, 2005, compared to net income of $4.0 million ($.33 diluted EPS) on revenue of $50.8 million for the first quarter ended March 31, 2004.
    The company had a revenue backlog of $70.2 million and a labor backlog of approximately 885 thousand man-hours remaining to work, which consist of work remaining at March 31, 2005 and commitments received since March 31, 2005.


                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)

                                              March 31,  December 31,
                                                2005         2004
                                           -------------  ------------
Cash and short-term investments              $  48,486     $  40,397
Total current assets                            98,263        91,290
Property, plant and equipment, at cost,net      60,607        60,346
Total assets                                   159,519       152,285
Total current liabilities                       18,988        16,076
Debt                                                 0             0
Shareholders' equity                           130,638       126,584
Total liabilities and shareholders' equity     159,519       152,285


    The management of Gulf Island Fabrication, Inc. will hold a conference call today April 27, 2005 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended March 31, 2005. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.800.310.1961. A digital rebroadcast of the call is available two hours after the call and ending May 6, 2005 by dialing 1.888.203.1112, replay passcode:
1384604.
    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up; inshore marine construction; manufacture and repair of pressure vessels; steel warehousing and sales; onshore and offshore scaffolding and piping insulation services.


                     GULF ISLAND FABRICATION, INC.
             CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                 (in thousands, except per share data)


                                                    Three Months Ended
                                                         March 31,
                                                       2005     2004
                                                     -------- --------

Revenue                                              $54,232  $50,794
Cost of revenue                                       47,725   43,464
                                                     -------- --------
Gross profit                                           6,507    7,330
General and administrative expenses                    1,372    1,310
                                                     -------- --------
Operating income                                       5,135    6,020

Other income (expense):
    Interest expense                                     (27)      (7)
    Interest income                                      287       49
    Other                                                 (3)      18
                                                     -------- --------
                                                         257       60
                                                     -------- --------

Income before income taxes                             5,392    6,080

Income taxes                                           1,889    2,128
                                                     -------- --------


Net income                                           $ 3,503  $ 3,952
                                                     ======== ========



Per share data:

Basic earnings per share:                            $  0.29  $  0.33
                                                     ======== ========

Diluted income per share:                            $  0.28  $  0.33
                                                     ======== ========


         Weighted-average shares                      12,197   11,867
         Effect of dilutive securities: employee
          stock options                                  134      158
                                                      -------  -------
         Adjusted weighted-average shares             12,331   12,025
                                                     ======== ========

Depreciation included in expense above               $ 1,553  $ 1,470
                                                     ======== ========

Cash dividend declared per common share              $ 0.075  $ 0.050
                                                     ======== ========

    CONTACT: Gulf Island Fabrication, Inc., Houma
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100